GUARANTY

GUARANTY, dated as of November 30, 2007, by the Guarantors identified as such on the signature pages hereof (the “Guarantors”, and individually, a “Guarantor”) in favor of (i) Woodside Agency Services, LLC, as collateral agent (hereinafter, in such capacity, the “Collateral Agent”) for itself and the Holders (as such term is defined in the Purchase Agreement referred to below) under the Securities Purchase and Loan Agreement, dated as of November 30, 2007 (as amended and in effect from time to time, the “Purchase Agreement”), among National Investment Managers Inc., a Florida corporation (the “Company”), the Holders and the Collateral Agent and (ii) each of the Holders.

WHEREAS, the Company and the Guarantors are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;

WHEREAS, each Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit accommodations to the Company by the Holders pursuant to the Purchase Agreement (which benefits are hereby acknowledged);

WHEREAS, it is a condition precedent to the Holders’ extending any credit accommodations to the Company under the Purchase Agreement that the Guarantors execute and deliver to the Collateral Agent and the Holders, a guaranty substantially in the form hereof; and

WHEREAS, each Guarantor wishes to guaranty the Company’s obligations to the Holders and the Collateral Agent under or in respect of the Purchase Agreement as provided herein;

NOW, THEREFORE, the Guarantor hereby agrees with the Holders and the Collateral Agent as follows:

1. Definitions. The term “Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Purchase Agreement.

2. Guaranty of Payment and Performance. Each Guarantor hereby guarantees to the Holders and the Collateral Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Collateral Agent or any Holder first attempt to collect any of the Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Obligations, the obligations of each Guarantor hereunder with respect to such Obligations in default shall, upon demand by the Collateral Agent or the Majority Holders, become immediately due and payable to the Collateral Agent, for the benefit of the Holders and the Collateral Agent, without demand or notice of any nature, all of which are expressly waived by each Guarantor. Payments by each Guarantor hereunder may be required by the Collateral Agent or the Marjority Holders on any number of occasions.

3. Guarantors’ Agreement to Pay Enforcement Costs, etc. Each Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Collateral Agent, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Collateral Agent or any Holder in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Purchase Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

4. Waivers by Guarantors; Holders’ Freedom to Act. Each Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Collateral Agent or any Holder with respect thereto. Each Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, each Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Collateral Agent or any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Purchase Agreement, the other Financing Agreements or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (v) the adequacy of any rights which the Collateral Agent or any Holder may have against any collateral security or other means of obtaining repayment of any of the Obligations; (vi) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Collateral Agent or any Holder might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to such Guarantor. To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Collateral Agent or any Holder from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Guarantor before or after the Collateral Agent’s or such Holder’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Collateral Agent or any Holder.

5. Unenforceability of Obligations Against Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Company by reason of the Company’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on each Guarantor to the same extent as if such Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Purchase Agreement, the other Financing Agreements, or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by each Guarantor.

6. Subrogation; Subordination.

6.1. Waiver of Rights Against Company. Until the final payment and performance in full of all of the Obligations, each Guarantor shall not exercise and hereby waives any rights against the Company arising as a result of payment by such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Collateral Agent or any Holder in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; each Guarantor will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of such Guarantor to the Company; and each Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Collateral Agent or any Holder.

6.2. Subordination. The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to any Guarantor is hereby subordinated to the prior payment in full of all of the Obligations. Each Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, such Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to such Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, such Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Holders and the Collateral Agent and be paid over to the Collateral Agent, for the benefit of the Holders and the Collateral Agent, on account of the Obligations without affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

6.3. Provisions Supplemental. The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Holders and the Collateral Agent under any separate subordination agreement which the Collateral Agent or any Holder may at any time and from time to time enter into with the Guarantors for the benefit of the Holders and the Collateral Agent.

7. Security; Setoff. Each Guarantor grants to each of the Collateral Agent and the Holders, as security for the full and punctual payment and performance of all of such Guarantor’s obligations hereunder, a continuing lien on and security interest in all securities or other property belonging to such Guarantor now or hereafter held by the Collateral Agent or such Holder and in all deposits (general or special, time or demand, provisional or final) and other sums credited by or due from the Collateral Agent or such Holder to such Guarantor or subject to withdrawal by such Guarantor. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Obligations, each of the Collateral Agent and the Holders is hereby authorized at any time and from time to time, without notice to any Guarantor (any such notice being expressly waived by each Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of any Guarantor under this Guaranty, whether or not the Collateral Agent or such Holder shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured.

8. Further Assurances. Each Guarantor agrees that it will from time to time, at the request of the Collateral Agent or the Majority Holders, do all such things and execute all such documents as the Collateral Agent or the Majority Holders may consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Holders and the Collateral Agent hereunder. Each Guarantor acknowledges and confirms that such Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by such Guarantor concerning the financial condition of the Company and that such Guarantor will look to the Company and not to the Collateral Agent or any Holder in order for such Guarantor to keep adequately informed of changes in the Company’s financial condition.

9. Termination; Reinstatement. This Guaranty shall remain in full force and effect until the final and indefeasible payment in full in cash of all of the Obligations. This Guaranty shall be reinstated, notwithstanding the foregoing, if at any time any payment made with respect to any Obligation is rescinded or must otherwise be returned by the Collateral Agent or any Holder upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

10. Successors and Assigns. This Guaranty shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of the Collateral Agent and the Holders and their respective successors, transferees and assigns. No Guarantor may assign any of its obligations hereunder.

11. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Collateral Agent with the consent of the Majority Holders. No failure on the part of the Collateral Agent or any Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

12. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to a Guarantor, at the address set forth beneath its signature hereto, and if to the Collateral Agent or any Holder, at the address for notices to the Collateral Agent or such Holder set forth in Section 17 of the Purchase Agreement, or at such address as any such party may designate in writing to the other.

13. Governing Law; Consent to Jurisdiction. THIS GUARANTY IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS. Each Guarantor agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the Commonwealth of Massachusetts or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon such Guarantor by mail at the address specified by reference in §12. Each Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

14. Waiver of Jury Trial. EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, each Guarantor hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each Guarantor (i) certifies that neither the Collateral Agent nor any Holder nor any representative, agent or attorney of the Collateral Agent or any Holder has represented, expressly or otherwise, that the Collateral Agent or any Holder would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Purchase Agreement and the other Financing Agreements to which the Collateral Agent or any Holder is a party, the Collateral Agent and the Holders are relying upon, among other things, the waivers and certifications contained in this §14.

15. Miscellaneous. This Guaranty constitutes the entire agreement of the Guarantors with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

16. Contribution. To the extent any Guarantor makes a payment hereunder in excess of the aggregate amount of the benefit received by such Guarantor in respect of the extensions of credit accommodations under the Purchase Agreement (the “Benefit  Amount”), then such Guarantor, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from each other guarantor of the Obligations such excess payment, pro  rata, in accordance with the ratio of the Benefit Amount received by each such other guarantor to the total Benefit Amount received by all guarantors of the Obligations, and the right to such recovery shall be deemed to be an asset and property of such Guarantor so funding; provided, that all such rights to recovery shall be subordinated and junior in right of payment to the final and indefeasible payment in full in cash of all of the Obligations.

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

ABR ADVISORS, INC.
ASSET PRESERVATION CORP.
BENEFIT DYNAMICS, INC.
BENEFIT MANAGEMENT INC.
BPI/PPA, INC.
CIRCLE PENSION, INC.
COMPLETE INVESTMENT MANAGEMENT, INC. OF PHILADELPHIA
HADDON STRATEGIC ALLIANCES, INC.
LAMORIELLO & CO., INC.
NATIONAL ACTUARIAL PENSION SERVICES, INC.
NATIONAL ASSOCIATES, INC., N.W.
PENSION ADMINISTRATION SERVICES, INC.
PENTEC, INC.
PENTEC CAPITAL MANAGEMENT, INC.
SOUTHEASTERN PENSION SERVICES, INC.
STEPHEN H. ROSEN & ASSOCIATES, INC.
THE PENSION ALLIANCE, INC.
VALLEY FORGE ENTERPRISES, LTD.
V.F. ASSOCIATES, INC.
VF INVESTMENT SERVICES, CORP.
VALLEY FORGE CONSULTING CORPORATION

By:	/s/Steven Ross
Name:Steven Ross
Title: CEO